Exhibit 99.1
Protalix Appoints Mr. Zeev Bronfeld Interim Chairman of the Board of Directors
CARMIEL, Israel, March 9 — Protalix BioTherapeutics, Inc. (NYSE-Amex: PLX), announced today that Mr. Eli Hurvitz is relinquishing his position as Chairman and member of the Board of Directors of the Company in order to focus on recovering from a recently diagnosed illness. The Company’s Board of Directors has unanimously appointed Mr. Zeev Bronfeld, a longstanding member of the Board of Directors, to serve as interim Chairman of the Board, effective immediately.
“We are very thankful to have had Mr. Eli Hurvitz serve as our Chairman. He brought a wealth of knowledge and expertise to Protalix that helped to grow the Company from a private research company to a fully integrated biotechnology company,” said Mr. Bronfeld. “On behalf of everyone at Protalix, we wish Eli a fast and full recovery and hope he returns to his position with Protalix quickly.”
Mr. Bronfeld became the Company’s first investor and director in 1996. As a seasoned healthcare investor, Mr. Bronfeld brings vast experience in management and value building of biotechnology companies to the Company. He is a co-founder of Biocell Ltd., an Israeli publicly traded biotechnology holding company and has served as its Chief Executive Officer since 1986. Mr. Bronfeld currently serves as a director of Biocell Ltd., D. Medical Industries Ltd., and Biomedix Incubator Ltd., all of which are publicly-traded on the Tel Aviv Stock Exchange. Mr. Bronfeld is also a director of Meitav Technological Incubator Ltd., Ecocycle Israel Ltd., Contipi Ltd., Nilimedix Ltd., G-Sense Ltd. and L.N. Innovative Technologies. Mr. Bronfeld holds a B.A. in Economics from the Hebrew University.
About Protalix
Protalix is a biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins expressed through its proprietary plant cell based expression system. Protalix’s ProCellEx™ presents a proprietary method for the expression of recombinant proteins that the Company believes will allow for the industrial-scale production of recombinant therapeutic proteins in an environment free of mammalian components and viruses. Protalix is also advancing additional recombinant biopharmaceutical drug development programs. Taliglucerase alfa is an enzyme replacement therapy in development under a Special Protocol Assessment with the FDA for Gaucher disease. In August 2009, the FDA granted orphan drug status and fast track designation to taliglucerase alfa for the treatment of Gaucher disease and Protalix filed a rolling NDA submission with the FDA in December 2009. In November 2009, Protalix granted Pfizer Inc. exclusive, worldwide rights to develop and commercialize taliglucerase alfa for the treatment of Gaucher disease, except in Israel. Protalix retained the right to commercialize taliglucerase alfa in Israel.
Safe Harbor Statement:
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation

Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes and are valid only as of the date hereof. We disclaim any obligation to update this information except to the extent required by law.
Investor Contact:
Marcy Nanus
The Trout Group, LLC
Telephone: 646-378-2927
Email: mnanus@troutgroup.com
Media Contact:
Brad Miles
BMC Communications Group, LLC
Telephone: 212-477-9007 x17
Email: brad@bmccommunications.com